Exhibit 99.1
PENWEST REPORTS THIRD QUARTER AND NINE MONTH 2006
FINANCIAL RESULTS
DANBURY, CT, October 31, 2006 — Penwest Pharmaceuticals Co. (Nasdaq: PPCO) today announced its financial results for the third quarter and nine months ended September 30, 2006.
Third Quarter
Total revenues for the third quarter of 2006 were $720,000 compared with $3.0 million in the third quarter of 2005. The decrease for the third quarter of 2006 reflects the inclusion in 2005 revenues of a one-time payment of $2.25 million recognized under the license agreement between Penwest and Prism Pharmaceuticals, Inc. which was terminated in the third quarter of 2005. The decrease is also due to a reduction in royalties from Mylan Pharmaceuticals on sales by Mylan of Pfizer Inc.’s 30 mg generic version of Procardia XL®.
Net loss for the third quarter of 2006 was $8.7 million, or $0.38 per share, compared with a net loss of $3.0 million, or $0.14 per share, in the third quarter of 2005.
Effective January 1, 2006, the Company adopted FASB Statement No. 123(R) entitled “Share-Based Payment.” As a result, incremental stock-based compensation expense of $1.0 million, substantially all related to stock options, was recorded in the third quarter of 2006. Of this amount, $537,000 and $466,000 were recognized as selling, general and administrative expense (SG&A) and research and product development expense (R&D), respectively.
SG&A expenses increased $635,000 to $3.2 million in the third quarter of 2006 compared with $2.6 million in the third quarter of 2005, reflecting the stock-based compensation charge noted above, increased market research expenses associated with assessments of product candidates in the Company’s pipeline and increased compensation costs in the 2006 period associated with additional personnel and overall salary increases.
R&D expenses for the third quarter of 2006 were $6.8 million compared with $4.0 million in the third quarter of 2005, an increase of $2.9 million. This increase was primarily due to increased spending on nalbuphine ER and torsemide ER, as well as the stock-based compensation charge noted above.
Jennifer L. Good, President and Chief Executive Officer of Penwest, said, “We continue to make progress in developing compounds in our product pipeline that are primarily targeted at disorders of the nervous system. In particular, we are completing additional Phase I studies for nalbuphine ER and torsemide ER, and plan to advance both of these compounds into Phase II studies in 2007. In addition, Endo’s launch of Opana® ER during the third quarter was a significant milestone for our Company. We remain confident in Opana ER as an important new product for treating moderate to severe chronic pain.”
At September 30, 2006, Penwest had $46.3 million in cash and investments compared with $55.3 million as of December 31, 2005. During the nine months ended September 30, 2006, $9.9 million in cash was generated from the exercise of stock options.
Nine Months
For the nine months ended September 30, 2006, Penwest reported total revenues of $2.8 million compared with $5.3 million in the comparable period of 2005. Revenues for this period of 2006 decreased reflecting the $2.25 million recognized in the third quarter of 2005 in connection with the Prism license agreement, as noted above. The decrease in revenues in the 2006 period was also due to lower royalties from Mylan on sales by Mylan of Pfizer’s 30 mg generic version of Procardia XL® in the 2006 period, which was partially offset by $231,000 of TIMERx product sales in the 2006 period. There were no product sales in the 2005 period.
Net loss for the nine months ended September 30, 2006 was $22.5 million, or $0.99 per share, compared with a net loss of $17.6 million, or $0.81 per share, for the comparable period of 2005.
Under FASB Statement No. 123(R), the Company recorded incremental compensation expense of $3.0 million for the nine months ended September 30, 2006, of which $1.6 million and $1.4 million were recorded to SG&A and R&D, respectively.
SG&A expenses for the nine months ended September 30, 2006 increased $183,000 to $10.5 million compared with $10.3 million for the comparable period of 2005. This increase was primarily attributable to the stock-based compensation charges noted above, increased market research expenses associated with the review of several product candidates in the Company’s pipeline and increased compensation costs in the 2006 period. SG&A in the 2005 period included a one-time charge of approximately $3.0 million recorded by Penwest in the first quarter of 2005, in connection with the agreement the Company entered into with its former Chairman and Chief Executive Officer upon his resignation in February 2005.
R&D expenses for the nine months ended September 30, 2006 increased $2.4 million to $16.4 million compared with $14.0 million for the comparable period of 2005. This increase was primarily due to increased spending on nalbuphine ER and the stock-based compensation charges noted above. The increase was partially offset by expense reductions attributable to the discontinuation of the development of PW2101 in the second quarter of 2005.

Conference Call and Webcast
Ms. Good and Benjamin Palleiko, Senior Vice President, Corporate Development and Chief Financial Officer, will hold a conference call today at 11:00 am EST to review the Company’s financial results for the third quarter and nine months ended September 30, 2006. The dial-in numbers for the call are:
Domestic Telephone Number: 800-862-9098
International Telephone Number: 785-424-1051
The conference ID is “Penwest.”
Please dial in 10 minutes prior to the scheduled start time. The conference call will also be accessible live and as a replay on the Investor Relations section of the Penwest Web site at www.penwest.com.
Penwest Pharmaceuticals
Penwest is a specialty pharmaceutical company dedicated to bringing to the marketplace innovative products that help improve the lives of patients. The Company’s goal is to identify, develop and commercialize prescription products that address unmet medical needs, primarily for diseases of the nervous system. At the core of this strategy, Penwest applies drug delivery technologies, including its own proprietary technologies, to new and existing compounds to enhance their therapeutic profiles. The launch by Endo Pharmaceuticals of Opana® ER (oxymorphone hydrochloride extended-release tablets) in mid-2006 demonstrates the execution of this strategy and the value of Penwest’s TIMERx® extended release delivery technology. Penwest is currently applying its expertise to a pipeline of potential products that are in various stages of development. The Company intends to commercialize these products independently and through third party alliances.
The matters discussed herein contain forward-looking statements that involve risks and uncertainties, which may cause Penwest’s actual results in future periods to be materially different from any future performance suggested herein. For this purpose, any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, the words, “believes,” “anticipates,” “plans,” “expects,” “intends,” “potential,” and similar expressions are intended to identify forward-looking statements. Important factors that could cause results to differ materially include: the risks and uncertainties, including the outcome, of any dispute resolution proceeding with Endo regarding the interpretation of the contract; between the Company and Endo; the risk that Opana ER will not be accepted by the medical community; or will not otherwise be a commercial success; dependence on collaborators such as Endo to, among other things, sell products for which Penwest receives royalties; regulatory risks relating to drugs in development such as torsemide ER and nalbuphine ER, including the timing and outcome of regulatory action; uncertainty of success of collaborations; the timing of clinical trials and whether the results of clinical trials will warrant further clinical trials, warrant submission of an application for regulatory approval of, or the regulatory approval of, the product that is the subject of the trial; actual and potential competition; the need for capital; and other risks as set forth under the caption Risk Factors in Penwest’s Quarterly Report on Form

10-Q filed with the Securities and Exchange Commission on August 9, 2006, which risk factors are incorporated herein by reference. Penwest disclaims any intention or obligation to update any forward-looking statements.
###

Contacts:	Investors: Ben Palleiko (203) 796-3750 (877) 736-9378	Media: Caroline Gentile/Jim Fingeroth Kekst and Company (212) 521-4800

Penwest Pharmaceuticals Co.
Statements of Operations
(Thousands of dollars, except per share data, Unaudited)

	Quarter Ended		Nine Months Ended
	September 30		September 30
	2006	2005	2006	2005
Revenues:
Royalties & licensing fees	$669	$3,004	$2,529	$5,282
Product sales	51	—	231	—

Total revenues	720	3,004	2,760	5,282
Cost of revenues	49	8	104	30

Gross profit	671	2,996	2,656	5,252

Operating Expenses:
Selling, general and administrative	3,189	2,554	10,501	10,318
Research and product development	6,843	3,950	16,408	13,980

Total operating expenses	10,032	6,504	26,909	24,298

Loss from operations	(9,361)	(3,508)	(24,253)	(19,046)
Investment income	620	522	1,793	1,427

Net loss	$(8,741)	$(2,986)	$(22,460)	$(17,619)

Basic and diluted net loss per common share	$(0.38)	$(0.14)	$(0.99)	$(0.81)

Weighted average shares of common stock outstanding	22,941	21,714	22,663	21,683

Other Information:	September 30, 2006	December 31, 2005
Cash, cash equivalents and marketable securities	$46,304	$55,294